CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 105 to Registration Statement No. 002-14728 on Form N-1A of our report dated October 10, 2016, relating to the financial statements and financial highlights of The Growth Fund of America appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

December 29, 2016